Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SUPERCONDUCTOR TECHNOLOGIES INC.

Superconductor Technologies Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: The name of the Corporation is Superconductor Technologies Inc.

SECOND: The Corporation hereby amends Article I of the Restated Certificate of Incorporation of the Corporation as follows:

Article I of the Certificate of Incorporation, is hereby amended and restated to read, in its entirety, as follows:

Article I: The name of the Corporation is Clearday, Inc.

THIRD: The Corporation hereby amends Article IV of the Restated Certificate of Incorporation of the Corporation as follows:

Article IV of the Restated Certificate of Incorporation, is hereby amended to add Section 7, which shall read as follows:

Section 7. Effective as of 12:01 a.m., Eastern Time on September 9, 2021 each [●] shares of the issued and outstanding shares of Common Stock of this Corporation shall thereby and thereupon automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock of this Corporation (the “Reverse Stock Split”), with a reduction in the number of authorized shares of this Corporation’s common stock by a corresponding ratio. No scrip or fractional shares will be issued by reason of the Reverse Stock Split. In lieu thereof, the Corporation will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split.”

FOURTH: The foregoing amendments have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the Corporation by unanimous written consent on September 8, 2021 and by the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock of the Corporation entitled to vote thereon at a meeting held on August 10, 2021.

FIFTH: The effective time of the amendment herein certified shall be 12:01 a.m. Eastern Time on September 9, 2021.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of Restated Certificate of Incorporation to be duly executed by its authorized officer this 8th day of September, 2021.

SUPERCONDUCTOR TECHNOLOGIES INC.

By:
William J. Buchanan Chief Financial Officer